EXHIBIT 3.1

AMENDMENT NO. 1 TO THE

BYLAWS OF

ENERGY INFRASTRUCTURE ACQUISITION CORP.

It is hereby certified that:

1. The Bylaws of Energy Infrastructure Acquisition Corp., a Delaware corporation (the “Corporation”) are hereby amended by deleting Section 5.1 thereof in its entirety and by substituting in lieu of said Section the following new Section 5.1:

5.1 Form of Certificates. Shares of stock of the Corporation may be certificated or uncertificated, as provided under applicable law. All certificates shall be numbered and shall be entered into the books of the Corporation as they are issued. A certificate shall exhibit the holder’s name and number of shares and shall be signed, in the name of the Corporation (i) by the Chief Executive Officer or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. Uncertificated shares of stock of the Corporation shall be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.”

2. The amendment of the Bylaws herein certified has been duly adopted in accordance with the provisions of the Certificate of Incorporation and Bylaws of the Corporation.

Signed this 13th day of November, 2007

ENERGY INFRASTRUCTURE ACQUISITION CORP.

By:	/s/ Marios Pantazopoulos
Name:	Marios Pantazopoulos
Title:	Chief Financial Officer and Director